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                                                                    EXHIBIT 4.11

FREE TRANSLATION FROM HEBREW
                           DELTA GALIL INDUSTRIES LTD.
                          (In this Plan "THE COMPANY")
                              CHAPTER A - PREAMBLE

1.     GENERAL
       The Company is registered in Israel and its securities are traded on The Tel-Aviv Stock Exchange Ltd. (in this Plan: "THE TASE"). The American Depositary Shares (ADS) of the Company are traded in the U.S.A. by means of the Nasdaq National Market (in this Plan "NASDAQ").

       The Options offered to employees in accordance with this Plan will not be registered for trade on any stock exchange. The Shares that shall result from the exercise of the Options offered to employees in accordance with this Plan will be registered for trade on the TASE like the existing shares of the paid up share capital of the Company; and may be converted to ADS traded on NASDAQ in accordance with the rules applicable there.

2.     PERMITS AND APPROVALS
       The Company has received from the Israel Securities Authority an exemption from the provisions of The Securities Law - 1968 with regard to the offer of securities to employees of the Company in Israel, because the Rules as to the allotment of shares on NASDAQ apply on the Company.

       The Company shall apply to the TASE in order to obtain the TASE's approval to register for trade on the TASE the shares to be allotted upon exercise of the Options (hereinafter "TASE APPROVAL").


                   CHAPTER B - THE OFFER TO ENTITLED EMPLOYEES

3.     THE EMPLOYEES' OPTION PLAN
       The objects of the Option Plan are participation of the employees in the success of the Company and the creation of an incentive for the employees to contribute to the success of the Company that expresses itself, inter alia, in the price at which the shares of the Company are traded on the TASE. The Plan is also intended to give an incentive to the employees to tie their future with the future of the Company for several years, thus enabling the Company to rely on skilled professional manpower of its employees for an extended period, while encouraging an aspiration for excellence and rewarding its employees for investing effort and ability in their work for the Company. The Plan constitutes an additional element in the existing rewards system. The Plan is intended for employees who are in the full time employ of the Company and/or its subsidiaries.

4.     THE SECURITIES OFFERED TO THE EMPLOYEES

       (a) On May 9, 2006, the Board of Directors of the Company decided to approve an Option Plan in accordance with which up to 1,100,000 Options may from time to time be allotted to employees of the Company and of its subsidiaries without consideration.

       (b) the same meeting the Board of Directors of the company decided to allot without consideration pursuant to the Plan, out of the total quantity of Options available for allotment pursuant thereto, 668,652 Options to employees of the Company and of its subsidiaries whose identity and the quantity to be allocated to each of them were determined in the resolution (hereinafter in this Plan collectively referred to as "THE ENTITLED EMPLOYEES" or "THE OFFER RECIPIENTS"). The Entitled Employees do not include interested parties by virtue of their shareholdings in the Company or employees who will become interested parties as a result of the

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                                      -2-

            exercise of all the non-negotiable Options held by them and which are offered to them in accordance with this Plan.

       (c) The number of Options to which each of the Entitled Employees shall be entitled to, was determined by the Board of Directors of the Company in accordance with the potential of his future contribution to the Company, his seniority, his management responsibility and/or his professionalism and professional excellence.

            (1) With regard to 10 senior employees (hereinafter "THE SENIOR EMPLOYEES"), the Board decided that their entitlement to part of the Options allotted to them will vest - pursuant to the provisions of section 5(a) (4) hereafter, only if the profit of the Company (before tax) in 2007 as shown in the audited Financial Statements of the Company for that year (after deduction of non-recurrent capital gains) will be not less that 27.5 million US Dollars. (These Options will hereafter be named "THE 2007 RESULTS CONDITIONED OPTIONS"). For the removal of doubt it is clarified that if the profits of the Company in 2007 as aforesaid, are not less than the said amount, the Senior Employees will be entitled to the entire quantity of the 2007 Results Conditioned Options (pursuant to the provisions of section 5(a) (4) hereafter), and if the profits of the Company in 2007 are less than the said amount, the Senior Employees will be not be entitled to any of the 2007 Results Conditioned Options.

            (2) With regard to 9 employees from the Senior Employees, the Board decided that their entitlement to another part of the Options allotted to them will vest - pursuant to the provisions of section 5(a) (5) hereafter, only if the profit of the Company (before tax) in 2008 as shown in the audited Financial Statements of the Company for that year (after deduction of non-recurrent capital gains) will be not less that 32.5 million US Dollars. (These Options will hereafter be named "THE 2008 RESULTS CONDITIONED OPTIONS"). For the removal of doubt it is clarified that if the profits of the Company in 2008 as aforesaid, are not less than the said amount, the Senior Employees will be entitled to the entire quantity of the 2008 Results Conditioned Options (pursuant to the provisions of section 5(a) (5) hereafter), and if the profits of the Company in 2008 are less than the said amount, the Senior Employees will be not be entitled to any of the 2008 Results Conditioned Options

       (d) The balance of the Options not yet allotted pursuant to the resolution of the Board (431,348 Options) to particular employees (which Options will also be held by the Trustee), are reserved from time to time in accordance with the principles of the Plan, to existing and/or future employees, who, at the time of the allotment or as a result thereof, do not hold 5% or more of the issued share capital of the Company. The identity of the employees and the number of Options to be allotted to such employees will be determined by the Board of Directors of the Company, in accordance with the recommendation of the CEO. The determining price for the purpose of determining the exercise price of the said Options will be as determined by the Board of Directors. The dates for exercise by such employees and the periods for exercise will be reckoned from the date of allotment of the Options to the employee.

       (e) The Options may be exercised for Ordinary Shares of the Company of NIS 1 par value each ("THE EXERCISE SHARES"), in such manner that each Option may be exercised for one (1) Ordinary Share of NIS 1 par value each, pursuant to the exercise terms set out in this Plan, except if otherwise determined by the Board of Directors.

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                                      -3-

       (f) The Options are not transferable by the Entitled Employees, and will not be registered for trade on any Stock Exchange.

                        CHAPTER 3 - DETAILS OF THE OFFER

5.     (a)  GRANT OF THE OPTIONS

            (1) The Company will allot to ISOP Trust Company (hereinafter "THE TRUSTEE"), 1,100,000 Options for the Entitled Employees, within sixty (60) days of receipt of the TASE approval and of receipt of other approvals required for the Plan by Law, but in no event less than thirty (30) days from the delivery of a notice to the Tax Commissioner (hereinafter "THE DATE OF ALLOTMENT"). The Trustee will hold the Options and will deal with them as follows.

            (2) Subject to the other provisions of the Plan detailed hereafter and subject to the blocking period of employees to whom the Israel tax law is applicable as set out in section 16 hereafter, the right of an Employee to exercise the Options allotted to him (with the exception of those Employees which will be subject to the provisions of sub-section (3) below; the 2007 Results Conditioned Options and the 2008 Results Conditioned Options to the extent that the Employee has any such Options and in respect of which the provisions of sub-section (4) or (5) below are applicable) will vest as follows: one quarter of the Options to which he is entitled as above will vest and may be exercised at the end of one year from the Date of Allotment ("THE FIRST PORTION" and "THE FIRST PORTION ENTITLEMENT DATE"); the second quarter of the Options to which he is entitled as above will vest and may be exercised by the Employee at the end of two years from the Date of Allotment ("THE SECOND PORTION" and "THE SECOND PORTION ENTITLEMENT DATE"); the third quarter of the Options to which he is entitled as aforesaid will vest and may be exercised at the end of three years from the Date of Allotment ("THE THIRD PORTION" and "THE THIRD PORTION ENTITLEMENT DATE"); while the fourth quarter of the Options to which he is entitled as aforesaid will vest and may be exercised at the end of four years from the Date of Allotment ("THE FOURTH PORTION" and "THE FOURTH PORTION ENTITLEMENT DATE").

            (3) Subject to the other provisions of the Plan detailed hereafter and subject to the blocking period of employees to whom the Israel tax law is applicable as set out in section 16 hereafter, the right of some Employees [16 Employees which are entitled to 10,000 Options or more, each (with the exception of the 2007 Results Conditioned Options and the 2008 Results Conditioned Options to the extent that the Employee has any such Options and in respect of which the provisions of sub-section (4) or (5) below are applicable] to exercise the Options allotted to him will vest as follows: one third of the Options to which he is entitled as above will vest and may be exercised at the end of two years from the Date of Allotment ("THE FIRST THIRD" and "THE FIRST THIRD ENTITLEMENT DATE"); the second third of the Options to which he is entitled as above will vest and may be exercised by the Employee at the end of three years from the Date of Allotment ("THE SECOND THIRD" and "THE SECOND THIRD ENTITLEMENT DATE); while the last third of the Options to which he is entitled as aforesaid will vest and may be exercised at the end of four years from the Date of Allotment ("THE LAST THIRD" and "THE LAST THIRD ENTITLEMENT DATE").

            (4) Subject to the other provisions of the Plan detailed hereafter and subject to the blocking period of employees to whom the Israel tax law is applicable as set out in section 16 hereafter, the right of any Senior Employee to exercise the 2007 Results Conditioned Options allotted to him will vest at the end of two years from the Date of Allotment ("THE 2007 OPTIONS ENTITLEMENT DATE) and shall be exercisable in 2 portions as set out in sub-section 5(b)(3) below. For removal of doubt it is clarified

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                                      -4-

                     that if it should transpire that the trade results of the company for 2007 (in accordance with the audited Financial statements of the Company) do not entitle the senior Employees to the 2007 Results Conditioned Options allotted to the Trustee on for them [namely, if the profits of the Company (before tax with deduction of non-recurrent capital gains) is less that 27.5 million US Dollars], such Options will expires and will not confer of those Employees any rights vis-a-vis the Company. Notwithstanding the aforesaid, if, after publication of the audited Financial Statements of the Company for 2007, the accountants of the Company should amend the Financial Statements in such manner as may change the profits of the Company (whether upwards or downwards), the entitlement of the Senior Employees to the 2007 Results Conditioned Options will be fixed in accordance with the figures of the Amended Financial Statements as certified by the accounts of the Company; provided however that the Employees will not be required to return to the Company any shares actually received by them (if any) prior to amendment of the Financial Statements. A decision of the Board of Directors or any committee of the Board as to entitlement of the Senior Employees to the 2007 Results Conditioned Options will be final and not be appealed by the Employees.

            (5) Subject to the other provisions of the Plan detailed hereafter and subject to the Blocking Period of employees to whom the Israel tax law is applicable as set out in section 16 hereafter, the right of any Senior Employee to exercise the 2008 Results Conditioned Options allotted to him will vest at the end of three years from the Date of Allotment ("THE 2008 OPTIONS ENTITLEMENT DATE) and shall be exercisable in 2 portions as set out in sub-section 5(b)(4) below. For removal of doubt it is clarified that if it should transpire that the trade results of the company for 2008 (in accordance with the audited Financial statements of the Company) do not entitle the senior Employees to the 2008 Results Conditioned Options allotted to the Trustee on for them [namely, if the profits of the Company (before tax with deduction of non-recurrent capital gains) is less that
                     32.5 million US Dollars], such Options will expires and will not confer of those Employees any rights vis-a-vis the Company. Notwithstanding the aforesaid, if, after publication of the audited Financial Statements of the Company for 2008, the accountants of the Company should amend the Financial Statements in such manner as may change the profits of the Company (whether upwards or downwards), the entitlement of the Senior Employees to the 2008 Results Conditioned Options will be fixed in accordance with the figures of the Amended Financial Statements as certified by the accounts of the Company; provided however that the Employees will not be required to return to the Company any shares actually received by them (if any) prior to amendment of the Financial Statements. A decision of the Board of Directors or any committee of the Board as to entitlement of the Senior Employees to the 2008 Results Conditioned Options will be final and not be appealed by the Employees.

            (6) Notwithstanding the aforesaid in sub-sections (2) (3) (4) and (5) above but subject to the provisions of section 16 hereafter, the Board of directors is entitled to determine that the vesting period for entitlement of any Employee to the Options allotted to him will be less than the vesting period as fixed above and/or to allot to him options in a lesser quantity of portions.

            (7) The Options may be exercised by the Employee, on the relevant dates as in sub-section (b) above, only if on the date of entitlement to the relevant portion as provided in section 5(a) (2); 5(a) (3) ; 5(a) (4) or 5 (a)(5) above, as the case may be, he was an employee of the Company. If the Employee was not employed by the Company on the date of entitlement to such portion, the Options of such portion and subsequent portions (including the 2007 Results Conditioned Options and the 2007 Results Conditioned Options) will be void and will not confer any right vis-a-vis the Company.

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                                      -5-

       (b)  PERIODS AND CONDITIONS FOR EXERCISE OF THE OPTIONS

            (1)      After vesting of entitlement as in provided in section 5(a)
                     (2) above and subject to the other provisions of the Plan, the said Options may be exercised, at any time, as per the decision of the Offer Recipient, in whole or in part, as follows:

                     (a) The First Portion - during four years commencing on the Date of Entitlement to the First Portion.

                     (b) The Second Portion - during three years commencing on the Date of Entitlement to the Second Portion.

                     (c) The Third Portion - during three years commencing on the Date of Entitlement to the Third Portion.

                     (d) The Fourth Portion - during three years commencing on the Date of Entitlement to the Fourth Portion.

            (2)      After vesting of entitlement as in provided in section 5(a)
                     (3) above and subject to the other provisions of the Plan, the said Options may be exercised, at any time, as per the decision of the Offer Recipient, in whole or in part, as follows:

                     (a) The First Third - during four years commencing on the Date of Entitlement to the First Portion.

                     (b) The Second Third - during three years commencing on the Date of Entitlement to the Second Third.

                     (c) The Last Third - during three years commencing on the Date of Entitlement to the Third Portion.

            (3)      After vesting of entitlement as in provided in section 5(a)
                     (4) above and subject to the other provisions of the Plan, the 2007 Results Conditioned Options may be exercised, at any time, as per the decision of the Offer Recipient, in whole or in part, as follows:

                     (a) The First Half - during three years commencing on the 2007 Options Entitlement Date.

                     (b) The Second Half - during three years commencing after one year from the 2007 Options Entitlement Date.

            (4)      After vesting of entitlement as in provided in section 5(a)
                     (5) above and subject to the other provisions of the Plan, the 2008 Results Conditioned Options may be exercised, at any time, as per the decision of the Offer Recipient, in whole or in part, as follows:

                     (a) The First Half - during three years commencing on the 2008 Options Entitlement Date.

                     (b) The Second Half - during three years commencing after one year from the 2008 Options Entitlement Date.

                     (The   above periods in sections (1), (2) (3) and (4) are
                     referred to in this Plan as "THE EXERCISE PERIOD")

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                                      -6-

            (5) Notwithstanding the aforesaid, the following conditions shall apply to the exercise of the Options:

                     (a) The Options may be exercised provided that at the time of entitlement to those Options [as detailed in section 5(a)(2); 5(a)(3); 5(a)(4) or 5(a)(5) above],
                            the Employee will be employed by the Company and that during the period up to that time the Employee has not terminated his employment in the Company and/or has not given notice of termination of his employment in the Company and/or has not received notice of termination of his employment by the Company. For the sake of caution it is hereby clarified that such an Employee, whose entitlement to any Portion vested previously, will be entitled to exercise those Options even if at the actual time of exercise he is not employed by the Company, provided, however, that such Employee which will cease to be employed by the Company for any reason whatsoever, shall be entitled to exercise the Options vested prior to the termination of his employment - if not previously expired - within the later of (1) 60 days after the date of termination of employment or (2) 60 days after the expiration of the Blocking Period, as hereinafter defined, but in any event not later than the relevant Exercise Period. Notwithstanding the above, a Senior Employee which was granted 2007 Results Conditioned Options or 2008 Results Conditioned Options, which will cease to be employed by the Company after the 2007 Option Entitlement Date or after the 2008 Option Entitlement Date but before the commencement of the Exercise period for the second half of such Conditioned Options, shall be entitled to exercise the said Options which the Exercise Period thereof commenced after the termination of employment - if not previously expired - within 60 days after the commencement of the Exercise Period for those Options. An Option which the Employee is not entitled to exercise pursuant to the provisions of this sub-section will expire and will be void and will not confer upon the Offer Recipient any right whatsoever.

                     (b) Notwithstanding the aforesaid in sub-section (a) above, in the event of the death of the Offer Recipient, or in the event of his retirement at age 65 onwards, or in the event of retirement for reasons of disability, the Offer Recipient or his legal successor, as the case may be, shall be entitled to exercise the entire balance of the Options allotted to him, including Options the date of entitlement of which has not yet arrived, in part or in whole - on the exercise dates fixed in the Plan and in accordance with the provisions of the Plan. The Company shall be entitled to require from the successors legal documentation confirming their rights in the estate of the Offer Recipient, a written undertaking from the successor in title to accept all the provisions of the Plan and any other document required by the Company as proof of the entitlement of the successors and so to ensure compliance with the terms of the Plan by said successors.

                     (c) Notwithstanding the aforesaid in sub-section (a) above, in exceptional cases, taking into consideration the circumstances of each case, the Board of Directors of the Company may, upon recommendation of the CEO, permit an employee subject to section 16 hereafter to exercise Options in a quantity that exceeds the amount to which he is entitled in accordance sub-section (a) above, but in no event more than the quantity of Options allotted to the employee.

                            For the purposes of this section - the expression "COMPANY" [excluding for purposes of sub-section
                            (c)] includes also a subsidiary of the Company and the expression "DISABILITY" shall be deemed to mean inability of the

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                                      -7-

                            employee to engage in his duties as a result of injury and/or illness for a period of at least six months.

            (6) The offer to the employees in accordance with this Plan or any offer to employees who may become entitled in the future shall not be construed as imposing upon the Company an obligation to continue to employ the employee and/or as limiting the Company from terminating the employment of the employee and/or as conferring upon the employee the right to continue to be employed by the Company.

            (7) The Board of Directors of the Company may use existing Options allotted to the Trustee, which entitlement of an employee thereto has become void as mentioned in section 5(a) (7) above or for any other reason, for the purpose of their re-allocation to other employees in accordance with the principles of this Plan, in an amount equal to the amount of Options the entitlement of exercise of which have become void. The determining price for the purpose of exercise of such Options shall be as fixed by the Board (in accordance with approval by the tax authorities for re-use of such options, if such approval is requisite). The dates for exercise by such employees and the Exercise Periods shall be counted starting on the new date of allotment of the Options.

       (c)  OPTION PRICE AND EXERCISE PRICE

            (1) The Options will be allotted to the Entitled Employees, without consideration.

            (2) The exercise price of each Option (hereinafter "THE EXERCISE PRICE") will be paid to the Company at the time of exercise. The Exercise Price will be fixed by the Board. With regard to 668,652 Options that are the subject of the decision of the Board dated May 9, 2006, the Board decided that the Exercise Price of each Option will be [8.43] US Dollars, as detailed in such decision (The Price of Delta`s shares on TASE at the closing of May 11, 2006 converted to U.S. dollars based on the exchange rate of the U.S. dollar published by the Bank of Israel on that date). The time of exercise will be the date on which a notice in writing of the Option holder of his desire to exercise the Option, subject to payment of the Exercise Price, arrives to the Company ("THE EXERCISE DATE" and "THE EXERCISE NOTICE"), provided that the Exercise Notice shall be delivered to the Company during the Exercise Period. The Options may be exercised in portions (starting from the termination of the blocking period) and in such case the provisions of this section will be applicable subject to the necessary changes.

       (d)    REGISTRATION FOR TRADE OF THE EXERCISE SHARES

              Registration of the Exercise Shares on the TASE will be made shortly after the allotment thereof by the Company.


       (e)    RIGHTS OF THE EXERCISE SHARES

              The Exercise Shares will be equal in rights to the existing shares of the same class in the capital of the Company (Ordinary Shares of NIS 1 par value each), for all intents and purposes. The said shares will be entitled to any dividend or other bonus the Record Date for the receipt of which is on the Exercise Date or thereafter. For the removal of doubt it is clarified that for so long as the Options have not been exercises, the holders thereof will not be entitled to a dividend distributed to shareholders, if any, at any time prior to exercise.

6.     NOTICES TO ENTITLED EMPLOYEES

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                                      -8-


       (a) Following the decision of the Board, the Company shall give each of the Entitled Employees a notice in writing as to the number of Options that he is entitled to receive within the framework of this Plan and as to the Exercise Price. If at the time of the decision of the Board there have not been received all of the approvals required for allotment (including approvals of the tax authorities), the Company will notify the employees accordingly. The Company shall furnish the Plan to each employee in Israel entitled to options under the Plan, or alternatively will make the Plan available for perusal in every work place at which Employees of the Company in Israel are employed in a sufficient quantity that will enable every interested employee to peruse the Plan. After filing S-8 Form with the SEC, the Company will furnish each employee in Israel entitled to Options under the Plan, the S-8 Form, and will also furnish each employee who so desires all Appendices to S-8 Form, including any document to which reference is made directly or indirectly in S-8 Form, including appendices thereto. Alternatively the Company will make the S-8 Form available for perusal in every work place where employees of the Company in Israel entitled to Options are employed, in a sufficient quantity that will enable every employee interested to peruse the same, and will also provide the rest of the appendices to S-8 Form to any employee who might be interested. The Company will arrange for translation in Hebrew of the S-8 Form, if required.

       (b) (1) Within 30 days after approval by the board of the audited Financial Statements of the Company for 2007, the Company will notify the Trustee whether or not the Senior Employees to whom 2007 Result Conditioned Options were allotted are entitled to receive those Options, subject to the provisions of this Plan generally and the provisions of section 5(a) (4) above in particular.

              (2) Within 30 days after approval by the board of the audited Financial Statements of the Company for 2008, the Company will notify the Trustee whether or not the Senior Employees to whom 2008 Result Conditioned Options were allotted are entitled to receive those Options, subject to the provisions of this Plan generally and the provisions of section 5(a) (5) above in particular.

       (c) Each of the Entitled Employees will be required to sign an undertaking (hereinafter "THE UNDERTAKING") which will include the following main provisions: (i) a declaration of the employee as to his agreement to accept the Options offered to him and his agreement to all the provisions of this Plan, including but without derogating from the generality of the foregoing, his agreement to bear the cost of all tax liabilities and other compulsory payments that will ensue from the offer and allotment of the Options, the exercise thereof or sale of the Exercise Shares; (ii) the employee's undertaking to comply with the provisions of Israeli and US law regarding the prohibition of use of insider information of the Company; (iii) an undertaking of the employee to comply with the provisions of section 102 of The Income Tax (New Version) Ordinance 1961, as it may from time to time be amended, including regulations and/or rules and/or decisions and/or any other provisions issued or which may be issued by virtue thereof (hereinafter "THE INCOME TAX ORDINANCE" and "SECTION 102", as the case may be) including Income Tax rules (Tax Concessions for Allotment of Shares to Employees) - 2003 (hereinafter "THE RULES" or "INCOME TAX RULES") and if he is not an Israeli employee, all relevant tax provisions applicable to him; (iv) an undertaking of the employee not to sell and not to remove from the trust the Exercised Shares before the end of the Blocking Period (if such exists). (v) An undertaking of the employee to comply with the procedure for exercise of the Options and sale of the Exercise Shares, as shall be agreed between the Company and the Trustee, and any additional provision of the trust agreement entered into between the Company and the Trustee.

       (d) The right to receive the Option Warrants is granted to Entitled Employees personally and may not be transferred and/or assigned and/or waived in favor of any other person, including other Entitled Employees. Under the terms of the Plan no person, except for the

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                                      -9-

              Entitled Employee, shall have any rights whatsoever with regard to the Options allotted to the Entitled Employee under the Plan.


7.     EXERCISE OF THE OPTION WARRANTS

       (a) If an employee wishes to exercise Options to which he entitled in accordance with this Plan, the employee shall submit to the Trustee, by means of the Company, an Exercise Application in a form to be determined by the Trustee and which may be obtained at the offices of the Company during the Exercise Period. The employee shall state in the Exercise Application how many Options that he wishes to exercise and shall also state his choice of one of the following alternatives:

              (1) Exercise and instructions to the Trustee to hold the Exercise Shares for him, in a Trust Account to be opened by the Trustee for the employee;


              (2) Exercise and instructions to the Trustee to sell forthwith the Exercise Shares, in whole or in part, on behalf of the employee as the employee may instruct;


              (3) Exercise and instructions to the Trustee to transfer to the Bank account of the employee the Exercise Shares registered in the name of Bank Leumi LeIsrael Nominee Company Ltd. ("THE NOMINEE COMPANY").

       (b) The Trustee will check with the Company the entitlement of the employee to implementation of the instruction, and provided the Trustee shall receive confirmation in writing from the Company that the employee is indeed entitled to exercise the Options or to exercise the Options and to sell the Exercise Shares or to exercise the Options and to release the Exercise Shares, as the case may be, the Trustee shall act accordingly.

       (c) If the employee chooses the alternative detailed in section 7(a)(1) above, the employee shall furnish the Trustee with a confirmation in writing that the Company has received from the employee the Exercise Price of the Options to which the Exercise Notice relates. The Exercise Shares will be actually allotted in the name of the Trustee and shall registered in the name of the Trustee in the registers of the Company, or alternatively, will be allotted in the name of the Nominee Company and will be deposited in a Trust Account in the name of the Trustee.

       (d) If the employee chooses the alternative stated in section 7(a)(2) above, namely a request to sell the Exercise Shares on his behalf subject to exercise of the Options, the employee shall furnish the Trustee with an instruction to sell the Exercise Shares on the TASE and to transfer to the Company the Exercise Price of the Options to which Exercise Notice relates. The employee shall also instruct the Trustee to deduct the amount of the tax (including National Insurance, Health Tax, and any other compulsory payment, if applicable) and other compulsory payments applicable to the employee in respect of the exercise of the Options and sale of the Shares. The Exercise Shares will in fact be allotted in the name of the Trustee and registered in the name of the Trustee in the registers of the Company or, alternatively, will be allotted in the name of the Nominee Company and transferred to the Trustee, pursuant to the provisions, if any, of the TASE. If the employee gives an Exercise Notice and notice for sale of the Exercise Shares, he will not be entitled to cancel the same if the exercise and/or the sale has been carried out already. If the Trustee receives the consideration for the sale, the Trustee will do as follows with the consideration: (1) Deduct from the consideration for the sale of the Shares the amount of Income Tax due by law and in accordance with certificates of the Income Tax Authorities as well as other compulsory payments applicable to the employee in respect of exercise of the Options and sale of the Shares, in amounts furnished to the Trustee by the Company, and the Trustee shall transfer such amounts to the authorities, as the case may be; (2) Deduct the Exercise Price from the consideration for the sale of the Shares, and transfer the same to the Company; (3) Deduct from the consideration for the sale of the Shares the commission due to the Trustee and to the selling broker in accordance with the provisions of the Agreement entered by the Company with the Trustee; (4) Transfer to the bank account of the employee the consideration of the sale, less the amounts specified in sections (1), (2) and (3) above.

       (e) If the employee chooses the alternative detailed in section 7(a)(3) above, namely a request that the Exercise Shares be transferred to him, the employee shall attach to the Exercise Notice, a written confirmation that the Company has received from the employee the exercise Price of the Options exercises, a confirmation of the Tax Commissioner certifying that the employee has paid the amount of Income Tax due from him in respect of the transfer of the Shares as above, pursuant to Section 102 or in accordance with any other law, together with confirmation by the Company that the employee has paid the other compulsory payments applicable to him. Within 15 business days thereafter, the Trustee will transfer the Exercise Shares to the Nominee Company to the credit of the employee, and the Company will apply to the TASE for registration of the said Exercise Shares on the TASE.

       (f) The Company shall be entitled at any time to introduce changes in the exercise procedures and instructions for sale, to the extent required, at the discretion of the Company, in order to facilitate, to render efficient and to improve the exercise procedures, the exercise and the release as well as the exercise and the sale, and to make them better suitable to any changes which may be introduced in the Israeli and/or US laws, as well as in the light of the experience of such matters accumulated in the future by the Company. The Company shall furnish to the Entitled Employees notice of any such change to the extent that the relevant change concerns them. The changes will be made in coordination with the Trustee and subject to the provisions of
              Section 102 and the Regulations and Rules thereunder to the extent applicable to the relevant Offer Recipients.

       (g) The provisions of this section (and all sub-sections thereof) will apply, with the changes required for sale on NASDAQ of ADSs of the Company that may be allotted to any of the Entitled Employee who may so wish, against the Exercise Shares, by means of a broker to be appointed by the Company and according to the conditions which shall be required at that time in respect of the same, by the broker or as per the conditions applicable to American Depositary Shares on NASDAQ and in accordance with the relevant tax laws which shall be applicable to the exercise and sale of those Options.

       (h) The Ordinary Shares to be allotted upon exercise of the Options shall, as from the date of their allotment, be equal in all rights for all intents and purposes to the existing Ordinary Shares in the share capital of the Company, and inter alia will entitle the holder to full rights to distribution of dividends or other bonus, the Record Date for the distribution of which (ex date) occurs on the Exercise Date or thereafter.

       ADMINISTRATION OF PLAN

8.     (a)    Subject to provisions of law, the Board of Directors of the
              Company is authorized, at it absolute discretion, to make use of all powers and authorities that the Board deems in order to administer the Plan, including decision as to who will be the Offer Recipients pursuant to the Plan, decision on the number of Options allocated for each Offer Recipient and the Exercise Price of the Options.

       (b) The Board or a committee appointed by the Board, is authorized, subject to provisions of law, to fix the time or times for allotment of the Options and any provisions or conditions in accordance with which the options will be allocated, in addition to those listed in the Plan; to take any steps or action required or desirable for administration and implementation of the Plan; to interpret any provision of the Plan and to carry out any act required as a result of such interpretation, including expedition of the dates upon which the Options may be exercised, and if necessary to interpret and instruct as to how any provision of the Plan should be carried out.

9. Notwithstanding the aforesaid in section 8 above, any interpretation, decision or act of the Board or committee appointed by the Board, must not contradict the provisions of section 102 and no waiver or amendment of the provisions of this Plan will prejudice in a material manner the rights of the Offer Recipients in respect of the Options granted to them pursuant to the Plan, without prior consent of such Offer Recipients.

     CHAPTER 4 - PROTECTION OF OPTION HOLDERS DURING THE PERIOD OF THE PLAN

10. ADJUSTMENTS IN RESPECT OF DISTRIBUTION OF BONUS SHARES DURING THE PERIOD OF THE PLAN

       (a) If the Company distributes bonus shares and the Record Date for distribution of the same (hereinafter "THE BONUS DATE") shall occur after the date of allotment to the employee but prior to the Exercise Date, the Exercise Price of each Option will not be altered, but the number of Shares that the Option holder will be entitled to receive on the Exercise Date will be increased by the number of Shares to which the Option holder would have been entitled to as Bonus Shares had he exercised the Option prior to the Bonus Date.

       (b) Adjustments in respect of distribution of Bonus Shares pursuant to the provisions of this section will also be made in respect of Options included in the Plan, even if they shall be allocated after to the Bonus Date.

       (c) The Exercise Price of each Option will not change as a result of the increase of the number of Exercise Shares that the Option holder is entitled to, as aforesaid in this section. The provisions relating to the Exercise Shares will also apply to the Shares which shall be added to the Exercise Shares, subject to the necessary changes.

       (d) In the event of adjustments in accordance with this section, the employee will not be entitled to receive a fraction of a whole Share.

       (e) The number of Exercise Shares to which a holder of an Option Warrant shall be entitled will only be adjusted in the event of the distribution of Bonus Shares as aforesaid, but not in the event of other allotments of securities (including allotments to interested parties). For the avoidance of doubt, it is clarified that the Exercise Price will not be altered even in the event of distribution of Dividends by the Company before the Date of Exercise.

       (f) The Bonus Shares will be allotted to the Trustee, and the provisions of the Plan and of the Trust Agreement which apply with respect to Shares ensuing from exercise of the Options.

11.    PROVISIONS REGARDING ISSUE OF RIGHTS DURING THE PERIOD OF THE PLAN

       (a) In the event of issue of rights by the Company to its Shareholders, each one of the Offer Recipients will be offered identical rights in the same amounts to those which would have been offered to the holder of Options not yet exercised, as though he had exercised his Options prior to the Record Date, on the date of exercise of the Options. The payment to be effected for utilization of the rights, in the event that utilization should be subject to any payment whatsoever, will be paid on the date of exercise of the Options, linked to the Representative Rate of Exchange of the US Dollar to the Representative Rate of Exchange on the date determined at the time of the allotment as the final date for utilization of the rights by Shareholders ("THE ORIGINAL DATE FOR UTILIZATION OF RIGHTS") up to the Representative Rate of Exchange of the US Dollar last published prior to the date of exercise of the Options ("RIGHTS UTILIZATION PRICE").

       (b) In the event of a issue of rights by the Company to its Shareholders, in the framework of which convertible securities are issued, the final date for realization or conversion of which falls before the final date for exercise of the Options not yet exercised ("THE CONVERTIBLE SECURITIES"), each of the Offer Recipients will be entitled - subject to section 13 hereafter - to utilize the rights offered to him in the said issue even before the exercise of the Options allocated to him in accordance with the Plan but not later than the final utilization date of the Convertible Securities issued, in such manner, on such dates and on such other terms which were set for that purpose in respect of Shareholders of the Company in the Prospectus of the rights issue, provided that if the rights of the issue include different classes of securities ("UNITS"), the Offer Recipient will be obligated to utilize the rights in respect of the Units in their entirety and to pay the full price for utilization of those rights.

       (c) The Company will include this undertaking at the time of the issue of the Convertible Securities, so that the number of securities the registration of which will be applied for will include the quantity of securities to which the Offer Recipient will be entitled to in accordance with this section.

       (d) The Company's Accountant will certify the amount offered by the Company that each of the Offer Recipients is entitled to receive and the amounts to be paid by him as provided above in this section.

       (e) Adjustments in respect of the issue of rights in accordance with the provisions of this section will also be made in respect of Options included in the Plan that shall be allocated after the issue date.

12. In the event of distribution of rights, including Bonus Shares, ensuing from the allotted Options, all the additional rights shall be allocated to the Trustee in favor of the Offer Recipients and shall be held by the Trustee until the end of the original blocking period of the Options in connection with which the rights were allocated and the tax path terms shall apply to those additional rights.

13.    ADDITIONAL PROVISIONS FOR PROTECTION OF THE OPTION HOLDERS

       (a) The right of the Offer Recipients to securities of the Company in the event of distribution of Bonus Shares and/or rights issue, as set out in sections 11 and 12 above, will be reserved until the Exercise Date of the Options and will be implemented only on the Exercise Date; namely - only upon exercise of the Options, in whole or in part, by the Offer Recipient, will the Offer Recipient be entitled to receive or to purchase, as the case may be, the securities to which he was entitled as a result of the distribution of Bonus Shares or the rights issue, as the case may be, in respect of the given number of Exercise Shares actually exercised at any given times.

       (b) To ensure the rights of the Offer Recipient as aforesaid in this section, the Company will set aside a sufficient amount of securities its registered share capital to enable all Offer Recipients to exercise their rights as aforesaid.

14. As from the date of the Plan, and for as long as the Options have not been exercised, but in any event not later than the termination of the Exercise Period of such Options, the following provisions will apply to the holders of Option Warrants:

       (a) The Company will reserve a sufficient number of Shares in its registered share capital, to secure the right of exercise of the Options including the right to Bonus Shares (if they should be distributed) and, if need be, the Company will increase its registered share capital.

       (b) The Company shall refrain from distribution of Bonus Shares which might cause a lowering of the price of one Option Share to less than its par value.

       (c) The Company will not alter the rights attached to the Ordinary Shares of NIS 1 par value and will not issue Shares of a new class are entitled to participate in the surplus assets in the event of winding up, except with the approval by Special Resolution of the Option Warrants holders.

       (d) In the event of adoption of a resolution for the voluntary winding up of the Company, the Company will give written notice to all Option holders of Option Warrants regarding the adoption of such resolution. In that event, every Option holder will be entitled, within 30 days of the date of the notice, to notify the Company in writing of his desire to be regarded as having utilized his right of exercise prior to adoption of the resolution. In such event, and after payment of the Exercise Price, the holder shall be entitled to participate in an amount equal to the sum he would have received upon the winding up of the Company as holder of the Shares resulting from exercise of the Option Warrants held by him prior to the adoption of the resolution to wind up, should any balance remain for distribution.

       (e) In the event that there shall be any change in the par value of Shares of the Company of the same class as the Exercise Shares, such changes will also apply mutatis mutandis to the Exercise Shares; however, the holder of an Option Warrant will not be entitled to receive part of a Share. All part of Shares that may ensue as a result of any such act will be sold by the Company on the TASE during a period of one month from the date of such allotment after the surpluses accumulate to whole shares of NIS 1 par value each in a quantity suitable for trade on the TASE. The net proceeds, less sales expenses, commissions and other levies, will be paid to those entitled within 15 days of the date of sale.

       (f) Should the Company be a party to an agreement or arrangement for Share exchange (such as a merger or reorganization) (hereinafter "THE EXCHANGE DEAL") under which the holders of the Ordinary Shares of the Company are offered the exchange of those Shares for Shares of some other company, the Company shall have the right to obligate all of its employees who have not yet exercised the Option Warrants held by them or for them, to accept Options which may exercised for Shares of the other Company, instead of the Options of the Company held by them, mutatis mutandis to the exchange ratio set for all Shareholders of the Company, provided that the total Exercise Price in respect of all substitute Options which shall be allotted will be equal to the total Exercise Price in respect of all such Options held by or on behalf of the employee which have not yet been exercised, and further provided that the employee will not be prejudiced in any manner in all matters relating to the periods for exercise determined in this Plan, subject to approval by the Income Tax Authorities regarding continuous blocking period.


15.    TAX ASPECTS AND COMPULSORY PAYMENTS

       (a) Any tax liabilities, including Income Tax, National Insurance, Health Tax and any other compulsory payment applicable to an employee in respect of the receipt of the Option Warrants, their exercise and sale of the Exercise Shares, will be borne in full by the employees who received the Option Warrants. The Company will not bear the burden of the tax, if so imposed on said employees, in respect of the Offer to the employees, either by way of grossing up or in any other manner.

       (b) The Company will notify the Tax Authorities of the adoption of the Plan, to the extent that the Plan relates to employees who are subject to Israeli tax law, within the framework of section 102 of The Income Tax Ordinance (New Version). The Options to which this Plan relates (including Options offered to employees who are not subject to the Israeli tax laws) will be deposited with the Trustee.

       TAXATION AND BLOCKING PERIOD

16. The Blocking Period of the Options and of the Option Shares (hereinafter "THE BLOCKING PERIOD") shall be 24 months from the date of the allotment to the Trustee on behalf of the Offer Recipient, or such other period that may be determined by the Israel Tax Authorities in accordance with the provisions of the capital gains track by means of a trustee.

17. Pursuant to the terms of section 102 and the Rules, an Offer Recipient may not receive from the Trustee, sell or perform any act with the Exercise Shares before the end of the Blocking Period. If an Offer Recipient should sell or transfer from the Trustee the Exercise Shares before the end of the Blocking Period (hereinafter "BREACH"), the Offer Recipient must pay all the required taxes due to breach of section 7 of the Rules. Without derogating from the generality of the above, should the employer be required to effect any payment whatsoever to the National Insurance due to breach of the Blocking Period by the Offer Recipient shall indemnify the Company in respect of such payment.

18. The Company, at its exclusive discretion, shall choose which tax track will the Options be allotted and shall inform the Offer Recipient by which track the Options have been allotted. As long as the Company did not notify the Employee otherwise, the track which the Company choused for the Allotment of options by this Plan, is the Capital gain track by means of a trustee. For the sake of caution, it is hereby clarified that the Company is entitled, provided if permitted by law, to alter its choice and all the Options allotted after alteration of the choice, shall be subject to the new tax stream, and the Offer Recipient will not will not have any contention whatsoever resulting from the change of choice. It is also clarified that also in accordance with the capital gains taxation by means of a trustee stream, the employee may be liable for income tax at the ordinary rates in respect of differences, if any, between the Exercise Price fixed by the Board and the average price of the shares during the 30 trading days prior to allotment of the Options to the Trustee.

19. The Blocking Period, if any, is in addition to the Rights Crystallization Period specified in section 5 above. The Blocking Period and the Rights Crystallization Period can overlap one another, but neither can be a substitute the other, and each constitutes an independent condition for the Options allotted.

20.    TAX WITHHOLDING AT SOURCE
       Whenever payment shall required from an Offer Recipient or from the Company or from the subsidiary company by means of tax withholding at source in connection with the Options allotted to an Offer Recipient or in connection with the Exercise Shares, the Company or the subsidiary company shall be entitled to demand from the Offer Recipient a sum sufficient to cover any such requirement for tax withholding at source. In any event when Shares or any other non-cash asset are transferred following the exercise of Options, the Company or the subsidiary company shall have the right to demand that the Offer Recipient transfer a sum of money sufficient to satisfy the requirement of any tax withholding at source, and if that amount should not be transferred at that time, the Company or the subsidiary company shall have the right to hold or to offset (by law) the Shares or any other asset as mentioned above up to the amount due for such taxes until the transfer of the said payment by the Offer Recipient.

       Before payment of the tax applicable as set out in section 7 of the Rules, it shall not be possible to sell, transfer, pledge, mortgage or institute any other voluntary pledge on the Options or Exercise Shares, and there shall not be issued in their respect any power of attorney or conveyance, whether effective immediately or whether effective at a future date, except for transfer under a testament or by law as mentioned above. Should the Options or Exercise Shares be transferred under a testament or by law as aforementioned, the conditions of section 102 of the General Instructions shall apply to the successors or transferees of the Offer Recipient.

21. The above provisions of this Plan relate to the laws of the State of Israel in force at the date of the Plan in respect of employees who are subject to Israeli law. The provisions of the law regarding compulsory payments and tax aspects in respect of Option Warrants allotted pursuant to this Plan may change from time to time. The provisions of the law regarding compulsory payments and tax levies in respect of the Option Warrants paid to employees to whom Israeli tax laws do not apply, are not described in this document, and each one of the Entitled Employees should check the tax laws which apply to him, accordingly.

       THE ABOVE DOES NOT PRETEND TO BE AN AUTHORIZED INTERPRETATION OF THE PROVISIONS OF THE LAW MENTIONED ABOVE NOR AN OVERALL DESCRIPTION OF ALL PROVISIONS OF THE LAW CONCERNING THE TAXES WHICH MIGHT APPLY WITH REGARD TO THE OPTION WARRANTS OFFERED TO THE EMPLOYEES, AND SHOULD NOT BE DEEMED PROFESSIONAL LEGAL ADVICE ON THE SUBJECT. AS CUSTOMARY WITH INVESTMENT DECISIONS, ANY EMPLOYEE ENTITLED TO RECEIVE OPTION WARRANTS WHO DECIDES TO EXERCISE THEM SHOULD TAKE INTO ACCOUNT THE VARIOUS TAX ASPECTS AND THE TAX IMPLICATIONS OF HIS INVESTMENT. THE EMPLOYEE SHOULD SEEK PROFESSIONAL ADVICE, INCLUDING LEGAL AND TAX CONSULTANTS, TAKING INTO ACCOUNT HIS SPECIAL CHARACTERISTICS AND THE LAWS APPLICABLE TO HIM.

22.    GENERAL

       (a) The expenses required for purposes of management and implementation of this Plan (including Stamp Duty, as shall apply) shall be borne by the Company. The Company shall be entitled to use the consideration it shall receive as a consequence of realization of the Options for its general needs and for its current activities.

       (b) This Plan and all attached documents, which have been delivered and/or which have been signed by the Company or by its subsidiaries in connection with the Plan, shall be interpreted under the Laws of the State of Israel. This Plan shall be subject, to the extend it relates to Offer Recipients which are subject to the Israeli Law, to Section 102 and to any other written confirmation to be issued by the Israeli Tax authorities. The above does not derogate from the contents of tax laws applicable to the Offer Recipients (in the event that there are laws applicable to the Participants that are not the tax laws of the State of Israel) nor to derogate from the terms of the rules applicable to companies whose shares are registered for trading on NASDAQ.

       (c) In addition to the blocking period imposed by section 102 of the Income tax [New Version] Ordinance, at the request of the underwriters at the time of a public offer of securities of the Company, the Board or a committee appointed by the Board may decide that the Exercise Shares will be subject to a Lock Up for up to 180 days, or for a longer period, during which the Offer recipients are not permitted to sell their shares.

       (d) It is not obligatory to relate to all Offer recipients in a like manner.

       (e) In the event of a contradiction between the provisions of this Plan and the letter of allocation, the provisions of this Plan will take precedence. In the event of a contradiction between the exercise provisions of this Plan and the exercise provisions fixed in the agreement between the company and the Trustee, the provisions of the agreement with the Trustee will take precedence.

23.    VOTING

       So long as the Exercise Shares are held by the Trustee in trust for the Offer Recipients, an Offer Recipient will be entitled to vote the Exercise Shares. The Company will send to the Trustee notices in respect of General Meetings of the Company and the Trustee will send such notices to every Offer Recipient. An offer recipient who wishes to participate at general Meetings of the company or to exercise his voting right in respect of the Exercise Shares held in trust for him by the Trustee, must request the Trustee in writing at least four days prior to the Meeting or in accordance with the times fixed in the agreement between the Company the Trustee, and the Trustee will send a Power of Attorney empowering participation at the General Meeting and voting in respect of the exercise Shares held in trust for him by the Trustee in conformity with the arrangements of the Company relating to all shareholders.

24.    NOTICES

       Any notice from the Company to holders of Option Warrants will be given by notice in writing to be delivered to the employee at his place of work or at the notice board at his place of work or at his registered address at the Company.